Exhibit No. 3.1
Form 10-SB
Kakkimon Acquisitions Corp.


                          CERTIFICATE OF INCORPORATION

                                       OF

                           KAKKIMON ACQUISITIONS CORP.


                                    ARTICLE I

     The name of the corporation (hereinafter referred to as the "Corporation") is KAKKIMON ACQUISITIONS CORP.

                                   ARTICLE II

     The address of the registered officer of the Corporation in the State of Delaware is 15 North Street, City of Dover, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The total number of shares of all classes which the Corporation shall have authority to issue is 101,000,000, of which 1,000,000 shares shall be of Preferred Stock, par value $.01 per share, and 100,000,000 shares shall be shares of Common Stock, par value $.0001 per share.

     The   designation  and  the  powers,   preferences  and  rights,   and  the
qualifications, limitation or restrictions of the shares of each class of stock of the Corporation are as follows:

     1. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or noncumulative) at

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such rates, on such conditions,  and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same of any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

     2. All shares of the common stock of the Corporation shall be identical and, except as otherwise required by law or as otherwise provided in the resolution or resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

                                    ARTICLE V

     The term of existence of the Corporation shall be perpetual.

                                   ARTICLE VI

     The stockholders may hold their meetings, annual or special, within or without the State of Delaware as may be provided in the By-Laws, and the Board of Directors or any Committee thereof may hold all or any of their meetings within or without the State of Delaware at such places as the By-Laws or the Board of Directors may designate. The Corporation may have one or more offices and keep any of the books of the Corporation subject to the provisions of the laws of the State of Delaware within or without the State of Delaware at such places as may from time to time be designated by the Board of Directors. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                                   ARTICLE VII

     The Corporation shall possess and may exercise all the powers and privileges granted by the General Corporation Law or by any other law of the State of Delaware at the time in force or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and such privileges are necessary or convenient to the conduct, promotion or attainment of the purpose set forth in Article III of this Certificate of Incorporation.

                                  ARTICLE VIII

     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the express provisions of the laws of the State of Delaware, of this Certificate of Incorporation, and of the By-Laws of the Corporation.

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                                   ARTICLE IX

     Except as and to the extent otherwise required by Delaware law, the directors of the Corporation shall not be liable to the Corporation or the stockholders of the Corporation for any damage arising out of or in connection with or resulting from any breach of a director's fiduciary duty. The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, indemnify all persons whom this Corporation may indemnify pursuant thereto and, in connection therewith, to the full extent permitted by Delaware law, advance expenses to all such persons in connection with the investigation and defense of indemnifiable actions brought against them. Directors and officers of the Corporation shall not be obligated to repay funds so advanced unless it shall be specifically determined that such director or officer shall not be entitled to such indemnification.

                                    ARTICLE X

     All transactions between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are officers or directors or have a financial interest, shall be valid to the full extent permitted by the General Corporation Law of the State of Delaware.

                                   ARTICLE XI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reservation.

                                   ARTICLE XII

     The Board of Directors shall have the power to make, alter, or repeal By-Laws of the Corporation subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.

                                  ARTICLE XIII

     The name of the incorporator is James Berns, and the mailing address of the incorporator is 767 Third Avenue, New York, New York 10017.

     Signed at New York, New York on January 21, 1987.


                                          /s/ James Berns

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